                   SCHEDULE 14A--INFORMATION REQUIRED IN PROXY
                                    STATEMENT

                            SCHEDULE 14A INFORMATION
 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     INFORMATION RESOURCE ENGINEERING, INC.
                (Name of Registrant as Specified in its Charter)

                   ------------------------------------------
       (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)     Title of each class of securities to which transaction applies:

        2)     Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4)     Proposed maximum aggregate value of transaction:

        5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:

        2)     Form, Schedule or Registration Statement No.:

        3)     Filing Party:

        4)     Date Filed:

                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 CORPORATE DRIVE
                            BALTIMORE, MARYLAND 21236

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD JULY 19, 2000 AT 10:30 A.M.

TO THE SHAREHOLDERS OF INFORMATION RESOURCE ENGINEERING, INC.

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INFORMATION RESOURCE ENGINEERING, INC. (the "Company") will be held at the Company's offices located at 8029 Corporate Drive, Baltimore, Maryland 21236 at 10:30 a.m. on July 19, 2000 for the following purposes:

       1. To elect six (6) directors, each to hold office until their respective successors shall have been duly elected or appointed; and

       2.     To approve the change in the name of the Company to SafeNet, Inc.

       3. To transact such other business as may properly come before the meeting or any adjournment thereof.

       The Company's Common Stock, $.01 par value (the "Common Stock") is the only issued and outstanding class of stock. Only shareholders of record at the close of business on May 26, 2000 are entitled to notice and to vote at the meeting or any adjournment thereof. All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please fill in, date and sign the accompanying proxy and mail it promptly in the enclosed envelope. If you decide to attend the meeting and vote in person, you may then withdraw your proxy.

       Enclosed is a copy of the Annual Report on Form 10-K for the year ended December 31, 1999 along with a proxy statement and a proxy card.

                                       By Order of the Board of Directors,

                                       David A. Skalitzky
                                       Secretary

May 16, 2000
Baltimore, Maryland

                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 CORPORATE DRIVE
                            BALTIMORE, MARYLAND 21236

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 19, 2000

       This Proxy Statement is furnished in connection with the solicitation of proxies by the management of INFORMATION RESOURCE ENGINEERING, INC. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Shareholders to be held on July 19, 2000 and at any postponements or adjournments thereof. This material is first being mailed to shareholders on or about June 2, 2000.

       The Company's Common Stock, $.01 par value, is the only issued and outstanding class of stock. Only shareholders of record at the close of business on May 26, 2000 will be entitled to notice of and to vote at the meeting. At the close of business on May 15, 2000, the Company had 6,666,046 shares of Common Stock outstanding.

       The cost of such solicitation will be borne by the Company. The Company may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to beneficial owners of the Company's Common Stock.

       Shareholders are entitled to one vote for each share held. Any proxy given may be revoked by a shareholder at any time before it is voted by filing a written revocation notice with the Secretary of the Company or by duly executing a proxy bearing a latter date. A proxy may also be revoked by any shareholder present at the meeting who desires to vote his or her shares in person.

       Subject to any revocations, all shares represented by properly executed proxies will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted "FOR" all proposals contained herein. Proxies marked "abstain" will be treated as present and entitled to vote for the purpose of determining a quorum, a majority of the shares entitled to be voted, is present, but will not be voted with respect to any proposal marked "abstain". If a proxy returned by a bank, broker, nominee or other fiduciary indicates that they do not have discretionary authority to vote some or all of the shares covered thereby with respect to a given proposal and do not otherwise authorize the voting of such shares, such shares, or "non-votes", will be considered to be present. Under applicable Delaware law, in determining whether a proposal has received the requisite number of affirmative votes, abstentions and non-votes will be counted and will have the same effect as a vote against that proposal.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

       Six directors are to be elected by the shareholders to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

       The following information is submitted concerning the nominees for election as directors based upon information received by the Company from such persons:


      Name             Age                Office                       Director Since
      ----             ---                ------                       --------------

Anthony A. Caputo       58      Chairman, Chief Executive Officer           1986
                                and President

Thomas A. Brooks        63      Director                                    1998

Shelley A. Harrison     57      Director                                    1999

Ira A. Hunt, Jr.        75      Director                                    1990

Douglas E. Kozlay       60      Director                                    1983

Bruce R. Thaw           47      Director                                    1990


       Anthony A. Caputo, the Chairman, Chief Executive Officer and President of the Company, invested in and became a director of the Company in November 1986. Until 1986, he was CEO of TACT Technology, a network security firm which he founded in 1982. Mr. Caputo has over 20 years' experience in the computer industry, in marketing and management capacities. In June 1993, Mr. Caputo was named Maryland's High Tech Entrepreneur of the Year. He has served as an officer of several publicly traded companies including International Mobile Machines, Inc., Comshare, Inc. and Value Software, now part of Computer Associates, Inc. He is currently a director of Oleran Network Solutions, Inc.

       Thomas A. Brooks has been a director of the Company since July 1998. He held various executive positions with AT&T from 1991 through 1998. In 1992 he was appointed Director of the Special Accounts Business Unit of Federal Systems Advanced Technologies ("FSAT"). In 1993 he became acting Vice President, Information Systems within FSAT. In January 1994 he became Senior Vice President, AT&T Paradyne, and General Manager of AT&T Secure Products Business Unit. In January 1996 he was appointed Vice President of AT&T Government Markets and President of AT&T Technical Services Company. He served 32 years as an U.S. Navy Intelligence officer, retiring from active military service as a Rear Admiral and Director of Naval Intelligence in 1991. He is a member of the Federal Government Joint Security Commission. In 1995, President Clinton appointed him as one of three members of the Security Policy Advisory Board. From 1995 to 1997 he was also a member of the Defense Policy Board. He also serves on advisory boards for the Defense Intelligence Agency and the Office of Naval Intelligence. Mr. Brooks is a graduate of Fordham University, with a Master's degree from Fairleigh Dickenson University. He has done post Master's studies at George Washington University and the University of California and has published several articles in various publications. He serves on the Board of Directors of Navy Mutual Aid Association and several Intelligence professional associations.

       Shelley A. Harrison has been director of the Company since 1999. He has served as Chief Executive Officer of SPACEHAB, Inc. (provider of space-based support services) since April 1996, Director since August 1987 and Chairman of the Board since August 1993. Dr. Harrison co-founded and served as Chairman and CEO of Symbol Technologies Inc. (provider of bar-code laser scanning technologies) from 1973 to 1982. Dr. Harrison is a founder and Managing General Partner of PolyVentures I & II, high-technology venture capital funds organized in 1987 and 1991 respectively. Dr. Harrison was a Member of Technical Staff at Bell Telephone Laboratories and a Professor of Electrical Sciences at the State University of New York at Stony Brook. Dr. Harrison holds a Ph.D. and Master of Science degree in Electrophysics from Polytechnic University and a Bachelor's Degree of Electrical Engineering from New York University. He is a member of numerous honor societies, trade and industry organizations, technology advisor to governments, author of books and technical publications and holder of numerous patents. Dr. Harrison is also a member of the Boards of AppliedTheory Corporation, Inc., cIick2learn.com and NetManage, Inc., as well as several private technology companies.

       Ira A. Hunt, Jr. has been a director of the Company since December 1990. Mr. Hunt is a graduate of the U.S. Military Academy, West Point, New York. He served 33 years in various command and staff positions in the U.S. Army, retiring from active military service as a Major General in 1978. Subsequently he was President of Pacific Architects and Engineers in Los Angeles, California and a Vice President of Frank E. Basil, Inc. in

Washington, D.C. Mr. Hunt has a Master of Science degree in civil engineering from the Massachusetts Institute of Technology; a Master of Business Administration degree from the University of Detroit; a Doctor of the University degree from the University of Grenoble, France; and a Doctor of Business Administration degree from George Washington University.

       Douglas E. Kozlay is the co-founder, and was President of the Company from 1983 until March 1993. Mr. Kozlay's principal responsibilities include providing guidance and advice on product architecture to the Chief Executive Officer and performing engineering functions as required. In February 2000, Mr. Kozlay was appointed acting Managing Director of the Company's European subsidiary. Mr. Kozlay has been a director of the Company since its inception. From 1979 to 1982 Mr. Kozlay served as President of EMAX, Inc., a company which designed and marketed data acquisition and control systems. Previously, Mr. Kozlay has served as a manager of a research and development laboratory for the U.S. National Security Agency and as a design engineer for IBM Corporation. In 1982 Mr. Kozlay was Director of Industrial Automation for EMC Controls.

       Bruce R. Thaw has been a director of the Company since December 1990. From 1987 to March 31, 2000, Mr. Thaw served as general counsel to the Company. Mr. Thaw is currently President and Chief Executive Officer of Bulbtronics, Inc., a national distributor of specialty light sources and related products. Mr. Thaw was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. Mr. Thaw is also a director of Amtech Systems, Inc., a publicly traded company engaged in the semiconductor industry, and Nastech Pharmaceutical Company, Inc., a publicly traded company engaged in drug delivery technology.

       The Company's Board of Directors has an Audit Committee, which is comprised of Thomas A. Brooks and Ira A. Hunt, Jr. The purpose of this Committee is to review with the Company's independent auditors and the Chief Financial Officer of the Company the financial controls and practices of the Company and the plans for and results of the audit engagement. Recently adopted rules of the Securities and Exchange Commission and Nasdaq are expected to affect the scope of the Audit Committee's responsibilities and frequency of its meetings.

       The Company does not have a nomination or similar committee. The Board of Directors held seven meetings in 1999. Each director attended at least 75% of the aggregate number of meetings of the Board and any committee of which they served during the year.

COMPENSATION OF DIRECTORS

       The Company has not paid and does not presently propose to pay cash compensation to any director for acting in such capacity, except for reimbursement for reasonable expenses in attending those meetings. On December 18, 1998, the Board of Directors approved the grant of a stock option on January 4, 1999 for 10,000 shares to each director who was not an employee of the Company (Messrs. Brooks, Hunt and Thaw). The per share option price was $9.188, the last reported sale on the grant date. The options have a three-year term and are fully vested.

       In April 1999, the Board of Directors approved the grant of a stock option for 20,000 shares under the Non-Employee Director Stock Option Plan to Dr. Harrison as an incentive to induce him to join the Board. The per share option price was $15.313, the last reported sale on the grant date. The option has a five-year term and vests over a three-year period commencing with the first anniversary of grant date.

       Under the terms of the Non-Employee Director Stock Option Plan, each director who was not an employee of the Company (Messrs. Brooks, Harrison, Hunt and Thaw) was granted a stock option for 10,000 shares on January 4, 2000. The per share option price was $21.313, the last reported sale on the grant date. The option has a five-year term and vests over a three-year period commencing with the first anniversary of grant date.

          UNLESS AUTHORITY IS WITHHELD, THE PROXIES WILL BE VOTED "FOR"
           THE ELECTION OF THE SIX NOMINESS NAMED ABOVE AS DIRECTORS.

                               EXECUTIVE OFFICERS

       The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified:


                Name                          Age                    Office or Position Held
                ----                          ---                    -----------------------

Anthony A. Caputo                              58     Chairman, Chief Executive Officer and President

Carole D. Argo                                 38     Senior Vice President and Chief Financial Officer

Michael M. Kaplan                              56     Senior Vice President, Technology


       Certain biographical information regarding the Executive Officers, except for Mr. Caputo (see Election of Directors), is set forth below:

       Carole D. Argo joined the Company in July 1999 as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Ms. Argo was Chief Financial Officer of Optelcom, Inc., a public company focusing on providing fiber optic equipment for video transmission, from August 1998 to July 1999. Previously, Ms. Argo was for eight years the Vice President of Finance and Operations for Byk Gardner, a color and appearance instrumentation company. Ms. Argo has seven years of public accounting experience as an audit professional, most recently as an Audit Manager at Deloitte and Touche, LLP. She is a Certified Public Accountant and holds a Masters of Business Administration from Loyola College of Maryland and a Bachelor of Science in Accounting from the University of Arizona.

       Michael M. Kaplan joined the Company in January 1996 as Senior Vice President, Technology. Formerly the Director of Secure Communications at Bell Laboratories ("Bell Labs"), Mr. Kaplan led the design, development and support of Bell Labs security products for voice, data, fax and video applications. Mr. Kaplan was employed at Bell Labs for twenty-seven years and holds a Master of Science in Mathematics degree from Adelphi University and a Bachelor of Arts in Mathematics degree from Queens College. Mr. Kaplan holds six patents for various aspects of telephone security devices and associated services.

      SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER BENEFICIAL OWNERS

       The following table sets forth as of May 15, 2000 (unless otherwise specified) certain information as to persons known to the Company to be beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, by each director and by each of the current executive officers and by all executive officers and directors of the Company as a group.

                                                       Number of shares
Name (and Address of 5% owners)                      beneficially owned (1)            Percent
-------------------------------                      ----------------------            -------

Kern Capital Management LLC (2)                            696,800                      10.5%
114 West 47th Street
New York, NY 10036

Anthony A. Caputo (3)                                      624,600                      9.4%
8029 Corporate Drive
Baltimore, MD 21236

AWM Investment Company, Inc. (4)                           350,000                      5.3%
153 East 53rd Street, Floor 55
New York, NY 10166

Barry R. Feirstein (5)                                     332,500                      5.0%
767 Third Ave., 28th Floor
New York, NY 10017

Bruce R. Thaw (3)                                          240,000                      3.6%

Douglas E. Kozlay (3)                                       98,300                      1.5%

Ira A. Hunt, Jr. (3)                                        34,600                       (6)

Michael M. Kaplan (3)                                       19,333                       (6)

Thomas A. Brooks (3)                                         8,500                       (6)

Shelley A. Harrison (3)                                      6,666                       (6)

Carole D. Argo                                                 -                          -

All Current Executive Officers and
Directors as a Group (8 persons) (3)
                                                         1,031,999                      15.5%



--------------------------------

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants held by such person (but not those held by any other person) and which are exercisable within 60 days have been exercised.

(2) Based on information contained in a Form 13G dated December 31, 1999 by Kern Capital Management, LLC, a registered investment advisor.

(3) Includes shares issuable pursuant to outstanding stock options that may be exercised within 60 days from the date hereof as follows:
           30,000 shares for Mr. Caputo; 20,000 shares for Mr. Thaw; 15,000 shares for Mr. Hunt; 19,333 shares for Mr. Kaplan; 4,000 shares for Mr. Brooks; 6,666 shares for Dr. Harrison; and 94,999 shares for all officers and directors as a group.

(4) Based on information contained in a Schedule 13G dated December 31, 1999 filed by AWM Investment Company, Inc., a registered investment advisor on behalf of itself and its mutual funds.

(5) Based on information contained in a Schedule 13G dated December 31, 1999.

(6)        Represents less than 1% of the outstanding shares of Common Stock.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 1999 by its executive officers and directors.

                             EXECUTIVE COMPENSATION

       The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to (1) the Company's Chief Executive Officer and (2) the other two most highly compensated executive officers of the Company whose aggregate cash compensation in fiscal year 1999 exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                                       Long-Term
                                                                                                     Compensation
                                                                       Annual Compensation               Awards
                                          --------------------------------------------------------------------------
                                                                                        Other Annual
    Name and Principal                                Salary            Bonus           Compensation    Options
         Position                   Year               ($)               ($)               ($)(1)       (Shares)
--------------------------------------------------------------------------------------------------------------------
    Anthony A. Caputo,              1999             302,500            123,750               0                0
      Chairman, Chief               1998             275,000            110,000               0                0
     Executive Officer              1997             250,000             82,500               0           50,000
       And President

    Michael M. Kaplan,              1999             180,000             49,500               0                0
  Senior Vice President,            1998             154,750             49,500               0           10,000
        Technology                  1997             150,000             42,500               0                0

    John F. Hembrough-              1999             174,967                  0               0           50,000
  Senior Vice President,            1998
   World-Wide Sales (2)             1997


-------------------------------

(1) Perquisites and other personal benefits to the named executive officers were less than either $50,000 or 10% of the total annual Salary and Bonus reported for the Named Executive Officers, and therefore, information has not been included.

(2) Mr. Hembrough was hired as Senior Vice President World-Wide Sales in January 1999. He resigned as an employee of the Company on January 8, 2000.

       The table below sets forth certain information with respect to stock options granted during fiscal year 1999 to the Named Executive Officers under the Company's employee stock option plans.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                  Potential Realizable Value at
                                                                                                  Assumed Annual Rates of Stock
                                                                                                   Price Appreciation for Option
                                   Individual Grants (1)                                                      Term (2)
---------------------------------------------------------------------------------------------------------------------------------
                          Number of
                         Securities        % of Total Options
                         Underlying            Granted to        Exercise or
                          Options             Employees in        Base Price       Expiration
      Name              Granted (#)           Fiscal Year          ($/Sh)             Date          5% ($)        10% ($)
---------------------------------------------------------------------------------------------------------------------------------

Anthony A. Caputo            0                   N/A                   N/A             N/A            N/A            N/A
Michael M. Kaplan            0                   N/A                   N/A             N/A            N/A            N/A
John F. Hembrough          50,000                16.2                  9.25          1/06/2006       188,300        438,800


-----------------------------

(1) The option becomes exercisable in cumulative annual installments of 33 1/3 percent of the shares on each of the first, second and third anniversaries of the grant date. The Company granted no stock appreciation rights in 1999.

(2) The potential realizable value has been calculated in conformity with Security and Exchange Commission proxy statement disclosure rules and is not intended to forecast possible future appreciation of the Common Stock. No gain to the options is possible without stock price appreciation, which will benefit all shareholders. If the stock price does not increase above the exercisable price, compensation to the named executive will be zero.

       The table below sets forth certain information with respect to options exercised by the Named Executive Officers during fiscal year 1999 and with respect to options held by the Named Executive Officers at the end of fiscal year 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES (1)





                                                  Number of Securities Underlying             Value of Unexercised In-the-Money
                                                       Unexercised Options at                            Options at
                                                       December 31, 1999 (#)                       December 31, 1999 ($) (2)
                                          ---------------------------------------------------------------------------------------
                              Number of
                             Securities
                              Underlying
                               Options         Value
       Name                 Exercised (1)    Realized ($)      Exercisable     Unexercisable   Exercisable      Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
 Anthony A. Caputo                  0               0             20,000           30,000        245,000             367,500

 Michael M. Kaplan                14,000          207,250          9,333           36,667        106,538             413,337

 John F. Hembrough (3)              0               0                  0           50,000              0             565,000


-----------------------------

(1) No stock appreciation rights were exercised by any Company employee, executive officer or director in 1999, and there are no outstanding stock appreciation rights held by any employee, executive officer or director of the Company.

(2) The value of unexercised stock options at December 31, 1999 is based on the last reported sale price of $20.50 for the Common Stock as reported by the Nasdaq National Market on that date.

(3) During January 2000, Mr. Hembrough exercised an option for 16,667 shares. The option for 33,333 shares has expired.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

       In March 1997, the Company and Mr. Caputo entered into a five-year employment agreement. Pursuant to the terms of the agreement, Mr. Caputo is to receive an annual salary of $250,000 adjusted annually based on a review by the Compensation Committee with a minimum annual increase of ten percent. Mr. Caputo is also entitled to incentive compensation of up to one-half his base salary upon attainment of the Company's business objectives as set forth in the Company's annual business plan. As further compensation, Mr. Caputo was issued on March 27, 1997, a five year stock option to purchase 50,000 shares of the Company's Common Stock at a per share price of $8.25 which was 110% of the last reported sales price on that date. The option vests at 20% per full year of service.

       If the Company terminates Mr. Caputo's employment against his will and without Cause, as defined in the agreement, he is entitled to salary and target incentive compensation accrued through termination date plus the lessor of (i) $600,000 or (ii) the balance of his compensation under the contract to the end of the agreement computed using the latest applicable salary rate. In the event his employment with the Company is terminated within one year following the occurrence of a change in control, he is entitled to receive, in lieu of the severance payment otherwise payable, his annual salary multiplied by three and his then current target incentive compensation multiplied by three.

       In November 1986, the Company and Mr. Kozlay entered into a five-year employment agreement, which was renewable and has been renewed for successive one-year periods. Mr. Kozlay's current annual compensation pursuant to the agreement is $115,000. In the event of termination of employment, Mr. Kozlay's agreement provides for a payment of a maximum of six months salary.

       Ms. Argo employment offer letter provides for the payment of six months salary should the Company terminate her employment for any reason. In addition, if the Company is acquired by another company, any unexercised stock option is subject to accelerated vesting of 50% of the unexercised shares if the acquisition occurs before July 17, 2000 and 100% of unexercised shares if the acquisition occurs after that date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation Committee for fiscal year 1999 was comprised of Thomas
A. Brooks and Ira A. Hunt, Jr. Messrs. Brooks and Hunt were not employed by the Company during 1999 or before.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company, specific compensation for each executive officer of the Company and administers the Company's Stock Option Plan. The Company's intent as administered through the Committee is to make the compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward such executives for achieving the scientific, financial and strategic goals of the Company essential to the Company's long-term success and to growth in shareholder value. The Company's typical executive compensation package consists of three components:
(1) base salary; (2) incentive cash bonuses; and (3) stock options.

Base Compensation

       The Committee's approach is to offer executive salaries competitive with those of other executives in the industry in which the Company operates. To that end, the Committee evaluates the competitiveness of its base salaries based upon information drawn from various sources, including published and proprietary survey data, consultants' reports and the Company's own experience recruiting and training executives and professionals. The Company's base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company and the performance of the individual executive.

Bonuses

       In addition to base salary, executives are eligible to receive discretionary bonuses, from time to time, upon the achievement of certain scientific, financial and marketing milestones. In addition, at the beginning of each year, the Committee and the Company's Chairman and Chief Executive Officer review each executive's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the executive within the Company. In addition, for all executives, the Committee with the assistance of the Company's Chief Financial Officer, reviews the Company's actual financial performance against its internally budgeted performance in determining year-end bonuses, if any. However, the Committee does not set objective performance targets for employees other than executive officers.

Stock Option Grants

       The Company, from time to time, grants stock options in order to provide certain executives with a competitive total compensation package and to reward them for their contribution to the long-term price performance of the Company's Common Stock. Grants of stock options are designed to align the executive's interest with that of the shareholders of the Company. In awarding option grants, the Committee will consider, among other things, the amount of stock and options presently held by the executive, the executive's past performance and contributions, and the executive's anticipated future contributions and responsibilities.

Compensation for the Chief Executive Officer in 1999

       The Committee approved an annual salary for Mr. Caputo of $302,500 for 1999 and a bonus plan that could pay up to a maximum of 50% of that annual salary at the discretion of the Committee. In determining the total bonus to be paid to Mr. Caputo, quantitative criteria included business strategy, growth of the Company, development of new products, productivity improvement, customer satisfaction, financial performance and change in shareholder value. In making compensation decisions based on the quantitative criteria set forth above, the Committee believes that the compensation paid to Mr. Caputo is closely tied to the performance of the Company. The Committee based its compensation recommendations for 1999 primarily upon the increase in shareholder value brought about by the per share price increase of the Company's Common Stock and the re-orientation of the Company away from the traditional product business toward the original equipment market with embedded technology (products, chips and software). The Committee reduced the targeted bonus because the Company's earnings were short of the 1999 business plan. The Committee granted Mr. Caputo a bonus of $123,750 for fiscal year 1999.

Summary

       The Committee believes that the executive compensation aligns the interests of Management with that of shareholders and focuses Management's attention on the long-term successful operation of the Company. Each executive officer and the directors have received stock options to purchase shares of Common Stock. In addition, Mr. Caputo is a significant shareholder of the Company. Consequently, a significant portion of their compensation is at risk based on the Common Stock price performance and maintenance of value in the marketplace.

                      Thomas A. Brooks and Ira A. Hunt, Jr.

ADVISORY BOARD

       In January 1997, the Company announced the formation of an advisory board aimed at assisting the Company in building shareholder value by facilitating growth. Established as part of an overall strategy to manage and maintain Company expansion, the advisory board will work as an integral part of the Company's planning team in conjunction with the Company's executive officers and directors. The advisory board is chaired by former United States Treasury Secretary William E. Simon. Other members are Dr. Vinton G. Cerf, MCI WorldCom, Inc.'s Senior Vice President of Internet Architecture and Daniel L. Mosley, a partner in the law firm of Cravath, Swaine & Moore. While no member receives cash compensation for acting in such capacity, the members are eligible to receive stock options, which are usually priced at the last reported sale price on date of issue and vest in three equal annual installments. In 1999, no options were granted to advisory board members.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Bruce R. Thaw, a director of the Company, served as general counsel to the Company through March 31, 2000 and billed the Company $102,808 for legal fees for representing the Company in connection with legal and regulatory matters in 1999.

                                 PROPOSAL NO. 2

        TO APPROVE THE CHANGE IN THE NAME OF THE COMPANY TO SAFENET, INC.

       In the fast-paced world of the Internet and emerging e-commerce technologies, the name Information Resource Engineering, Inc. does not adequately describe what the Company does or the value it brings to the market. In effort to strengthen corporate branding, it is proposed that the Company name be changed to SafeNet, Inc. ("SafeNet"). SafeNet is currently the name of the Company's line of Virtual Private Network ("VPN") products, technology, and services. It appears as a logo on all product packaging, company collateral, and technology offerings (e.g. splash screens). As a result, the market already identifies the Company as "SafeNet." In fact, even when communications efforts were made at trade shows to promote the name Information Resource Engineering, SafeNet was still used to identify the Company in exhibitor listings.

       Changing the Company's name to SafeNet will eliminate this incongruity and create a strong brand name, identifiable with dynamic technology and product advancements. The SafeNet name is already associated with the biggest equipment and telecommunications manufacturers, such as Cisco Systems, Lucent Technologies, and 3Com Corporation, who have integrated the SafeNet technology into their products. The SafeNet name used across the board will increase name recognition in the market and will support our efforts to increase market share.

       If approved by the shareholders, and assuming that any regulatory approvals are obtained, the change in the Company name to SafeNet, Inc. will be effected by filing an amendment to the Company's Certificate of Incorporation. The change in the name of the Company will not change the powers, preferences or rights of the Common Stock or of the Company's Preferred Stock. All common stock certificates outstanding on the date the amendment is filed will continue to be valid and will represent the same number of shares of Common Stock as they represented prior to the change in the Company name. Shareholders should not return their existing certificates to the Company or its transfer agent. Instead, shareholders should retain their certificates.

VOTE REQUIRED

       The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the change in the Company's name to SafeNet, Inc. If you abstain or if you hold your shares in "street name" and fail to sign, date and return the enclosed proxy card, it will have the same effect as a vote against this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS AND ENCOURAGES YOU TO VOTE "FOR" THE
         APPROVAL OF THE CHANGE OF THE COMPANY'S NAME TO SAFENET, INC.

                             STOCK PERFORMANCE GRAPH

       The graph below compares the total return (change in year-end stock price plus reinvested dividends) of the Company's Common Stock, the Total Return Index for the Nasdaq Stock Market (U.S.) and the Nasdaq Computer and Data Processing Services Stock Index. The graph assumes that $100 was invested in the Company's Common Stock and in each of the foregoing indices. The graph also assumes that all dividends were reinvested.

       There can be no assurance as to the future trends in the total return of the Company's Common Stock or of the foregoing indices. The Company does not make nor does it endorse any predictions as to future stock price performance.


   Measurement      Information Resource Engineering,   Total Return Index for Nasdaq Stock     Nasdaq Computer and Data Processing
     Period                       Inc.                           Market (U.S.)                       Services Stock Index
  Year Covered                     ($)                                ($)                                     ($)
      1994                       100.00                                100.00                                 100.00
      1995                       408.25                                141.33                                 152.28
      1996                       148.45                                173.89                                 187.95
      1997                        99.48                                213.07                                 230.90
      1998                       153.61                                300.25                                 412.23
      1999                       338.14                                542.43                                 871.27

                              SHAREHOLDER PROPOSALS

       Shareholders who wish to present proposals for action at the next Annual Meeting of Shareholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary on or before February 2, 2001 in order to be considered for inclusion in next year's proxy materials.

                          ANNUAL REPORT TO SHAREHOLDERS

       The Annual Report of the Company on Form 10-K for the year ended December 31, 1999, including audited financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be part of the proxy solicitation material.

                              INDEPENDENT AUDITORS

       KPMG LLP has been selected by the Board of Directors to serve as independent auditors for the Company. A representative of KPMG LLP is expected to be present at the meeting to answer appropriate questions and, if the representative so desires, to make a statement.

                                  OTHER MATTERS

       The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Shareholders. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                           By order of the Board of Directors,

                                           David A. Skalitzky
                                           Secretary

May 16, 2000
Baltimore, Maryland

                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 CORPORATE DRIVE
                              BALTIMORE, MD 21236
               PROXY CARD, SOLICITED BY MANAGEMENT OF THE COMPANY

       The undersigned hereby constitutes and appoints Anthony A. Caputo or Bruce R. Thaw, or either one of them acting in the absence of the other, with full power of substitution, to be the true and lawful attorneys and proxies for the undersigned to vote at the Annual Meeting of Shareholders of Information Resource Engineering, Inc. (the "Company") to be held at the Company's offices located at 8029 Corporate Drive, Baltimore, Maryland 21236 on July 19, 2000 at 10:30 A.M. or at any adjournment thereof. Notice of which meeting together with a Proxy Statement has been received. Said proxies are directed to vote the shares the undersigned would be entitled to vote if personally present upon the following matters, all more fully described in the Proxy Statement.

The Board of Directors favor a vote FOR the following proposals:

1.  The election of Directors    Nominees: Anthony A. Caputo, Thomas A. Brooks,
        Shelley A. Harrison, Ira A. Hunt, Jr., Douglas E. Kozlay and Bruce R.
        Thaw
[  ]   FOR all nominees, except as noted        [  ]  WITHHOLD AUTHORITY to vote
                                                      for all nominees

Instructions: To withhold your vote from an individual nominee, write that nominee's name on the space provided below.

------------------------------------------------------------------
IF YOU DO NOT WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE AS PROVIDED HEREIN, YOU SHALL BE DEEMED TO HAVE GRANTED SUCH AUTHORITY.

2.  The change in the name of the Company to SafeNet, Inc.
[ ] FOR          [ ] AGAINST                [ ] ABSTAIN

3. In accordance with their best judgment with respect to any other business that may properly come before the meeting.

The shares represented by this Proxy will be voted and in the event instructions are given in the space provided, they will be voted in accordance therewith; if instructions are not given, they will be voted as recommended by the Board of Directors with regard to the proposals.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement.

                        DATED:
                                -------------------------

                              --------------------------------

           SIGNATURE (must correspond with name as printed in the space beside)



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